UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2012
US HIGHLAND, INC.
(Exact name of registrant as specified in its charter)
Oklahoma	333-139685	73-1556790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1411 North 105th East Avenue, Tulsa, OK		74116
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(918) 827-5254

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Item 2.03	Entry Into Material Definitive Agreement Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2012, US Highland, Inc. (the “Company”, “we”, “us”) entered into three amended securities purchase agreements with three individual investors.  These agreements include the issuance of convertible debentures as well as warrants to acquire shares of our common stock.  The amended securities purchase agreements amended previously entered into agreements which evidenced a total investment of $2,200,000 by the three investors.

Pursuant to the terms of the amended securities purchase agreements we received an additional financing of $450,000, for a total of $2,650,000, and extended the maturity date of all of the convertible debentures to June 1, 2013.

At any time until these notes are no longer outstanding, they may be converted into shares of our common stock at any time and from time-to-time, in whole or in part, at the option of the investor at a price of $0.045 per share.  Additionally, we issued warrants to acquire an aggregate of 662,500 shares of our common stock for a period of three years at the lower of $0.20 per share or 75% of market price.  If we default on the loan, the full principal amount, together with interest and other amounts owing in respect thereof to the date of acceleration shall become, at the investor’s election, immediately due and payable in cash.

The above descriptions of the amended securities purchase agreements and the convertible debentures and warrants contained therein is subject in its entirety to the agreements, which are attached as exhibits hereto.

Item 9.01	Financial Statements and Exhibits

10.1        Amended Securities Purchase Agreement with Grupo Vargas S.A

10.2        Amended Securities Purchase Agreement with Brookstone Partners LLC

10.3        Amended Securities Purchase Agreement with Craigstone Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US HIGHLAND, INC.
/s/ John R. Fitzpatrick, III
John R. Fitzpatrick, III
President, Chief Executive Officer, Chief Financial Officer and Director

Date:	June 1, 2012